Exhibit 99.1
NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:	Rusty LaForge
SVP, Director of Investor Relations
(214) 360-1967
GUARANTY FINANCIAL GROUP INC. REPORTS
FOURTH QUARTER AND YEAR 2007 RESULTS
Year 2007 Report:
•	Reported net income of $78 million for 2007, or $2.20 diluted earnings per share.

•	Spin-off from Temple-Inland successfully completed as of December 28, 2007 and shares of Guaranty began trading regular way on the New York Stock Exchange on December 31, 2007.

•	Guaranty Financial Group now the second largest publicly-traded financial institution headquartered in Texas ranked by asset size.
AUSTIN, TEXAS, February 6, 2008—Guaranty Financial Group Inc. (NYSE: GFG) (“Guaranty” or the “Company”) today reported net income of $78 million or $2.20 diluted earnings per share for the year 2007 compared to $121 million in 2006. Fourth quarter 2007 net income was $6 million or $0.17 diluted earnings per share compared to $33 million in fourth quarter 2006.
“We are extremely excited about the new opportunities afforded us as a result of the spin-off from Temple-Inland,” said Ken Dubuque, Guaranty’s President and Chief Executive Officer. “Our employees did an outstanding job of completing the operational aspects of the spin-off while also maintaining their focus on customer service. We now look forward to executing on a new strategy that leverages the size of our platform and the strength of our management team to create significant shareholder value.”
Net interest income was $391 million in 2007, a decrease of 5% from 2006, as a result of a 6% decrease in average earning assets related primarily to repayments on our mortgage-backed securities and single family mortgage loans. Net interest margin for 2007 was 2.59% compared to 2.58% for 2006, despite significant movement in short-term market rates and shifts in the yield curve.
Provision for credit losses was $50 million in 2007 compared to $1 million in 2006. The higher provision for credit losses was principally a result of weakness in single-family construction and single-family mortgage markets. Ron Murff, Guaranty’s Chief Financial Officer, added: “While market conditions certainly deteriorated in the latter half of 2007, we were relatively well-positioned prior to the sudden change in the housing and credit markets. For example, we sold our mortgage company and servicing assets in 2004 and 2005, and we completed the exit from this segment in early 2006. As a result, more than 96% of our single family mortgage portfolio was originated in 2005 and earlier. We did experience a significant increase in non-performing loans in the second half of 2007, principally out of our homebuilder portfolio. We have increased our allowance for loan losses from $65 million at the end of 2006 to $118 million at the end of 2007, which increased our allowance as a percentage of total loans from 0.68% to 1.17% during that same period. While we do not anticipate a recovery of the housing market in the near term, we feel that at this time we are appropriately reserved.”

Noninterest income was $157 million in 2007, a decrease of 7% from 2006, principally as a result of Guaranty's exit from asset-based lending operations. Insurance commissions and fees remained relatively flat, despite declining policy premium prices. Service charges on deposits increased 6% to $53 million in 2007 from $50 million in 2006.
Excluding asset impairment and severance charges, noninterest expense remained relatively the same.
Total loans increased from $9.6 billion at December 31, 2006 to $9.9 billion at year end 2007. “We have experienced good growth in our lending portfolios,” noted Mr. Robert Greenwood, Senior Executive Vice President-Lending. “Guaranty Bank’s lending activities are built upon its proven real estate expertise. We realize that real estate is cyclical, but we have a team of lenders that have been in the real estate construction lending business for many years, and our borrowers are typically top tier developers. In construction lending we are diversified both by geography and by product type, financing developers of office buildings, retail shopping centers, industrial sites, multi-family housing, single family housing, and senior independent and assisted living housing projects around the country. We have a strong and growing middle market portfolio. In energy lending, we have built up a sizeable portfolio of quality energy loans primarily to independent producers, typically collateralized by proven reserves.”
The investment portfolio increased from $5.4 billion at December 31, 2006 to $5.5 billion at year end 2007. This portfolio consists of agency and non-subprime private issuer mortgage-backed securities, all of which are triple-A rated, with significant levels of subordination as credit enhancement. Guaranty has not purchased and does not hold any private issuer securities that rely on support from bond insurers.
Total deposits decreased from $9.5 billion at December 31, 2006 to $9.4 billion at year end 2007. Guaranty Bank gathers deposits from its commercial customers and through its network of 102 branches located in Texas and 56 in California. In 2005, Guaranty Bank began a program to expand its banking center network by constructing new retail branches in key markets. Six new branches opened in 2005, five new branches in 2006, and six new branches in 2007, and plans are in place for additional branches in 2008. “Throughout our extensive branch network, we are now offering a wide array of consumer loans such as loans for home improvement, home equity, and autos, as well as small businesses loans,” said Kevin Hanigan, Senior Executive Vice President-Retail. “Broadening our lending capabilities is a part of our new customer acquisition strategy that we expect will also provide us low cost deposit funding and an increase in noninterest income. We have also launched a key business line that caters to the title and exchange industry to broaden our deposit gathering capabilities within our retail market.”
Guaranty will host a conference call at 1:00 p.m. Eastern Standard Time (12:00 p.m. Central Standard Time) on February 6, 2008, to discuss financial results for the quarter and the year. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Guaranty’s Internet site at www.guarantygroup.com. To access the conference call, listeners calling from North America should dial 1-800-561-2693 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-614-3523. The password is 89609971. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 18833350.
Guaranty Financial Group Inc. is the second largest publicly-traded financial institution holding company headquartered in Texas and one of the 50 largest publicly-traded financial institution holding companies based in the U.S. ranked by asset size. Guaranty Financial Group operates Guaranty Bank, which engages in consumer and business banking activities through a network of more than 150 banking centers in Texas and California. Guaranty Bank also provides financing to middle market companies, independent energy producers, and the real estate industry. Additionally, Guaranty Bank operates an insurance agency, Guaranty Insurance Services, Inc.
Some statements made in this news release [and any hyperlinked materials] may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s strategic objectives. Readers should not place undue reliance on these forward-looking statements. These forward-looking statements are based upon current management expectations, and, therefore involve risks and uncertainties. The Company’s actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the California and Texas real estate markets, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Information Statement included in the company's Registration Statement on Form 10 filed with the Securities and Exchange Commission on December 14, 2007. Readers may access the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

GUARANTY FINANCIAL GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Quarter Ended					For the Year
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2007	2007	2007	2007	2006	2007	2006
	(In millions, except per share)
INTEREST INCOME
Loans and loans held for sale	$173	$179	$175	$171	$179	$698	$695
Securities available-for-sale	28	16	10	8	8	62	32
Securities held-to-maturity	50	53	57	60	62	220	249
Other earning assets	4	3	5	4	5	16	21

Total interest income	255	251	247	243	254	996	997

INTEREST EXPENSE
Deposits	(84)	(88)	(86)	(83)	(81)	(341)	(283)
Borrowed funds	(69)	(64)	(66)	(65)	(72)	(264)	(302)

Total interest expense	(153)	(152)	(152)	(148)	(153)	(605)	(585)

NET INTEREST INCOME	102	99	95	95	101	391	412
(Provision) credit for credit losses	(33)	(19)	—	2	—	(50)	(1)

NET INTEREST INCOME AFTER (PROVISION) CREDIT FOR CREDIT LOSSES	69	80	95	97	101	341	411

NONINTEREST INCOME
Insurance commissions and fees	18	18	16	16	16	68	69
Service charges on deposits	14	14	13	12	13	53	50
Operating lease income	2	1	2	2	1	7	7
Loan origination and sale of loans	—	—	—	—	—	—	2
Other	4	9	7	9	9	29	40

Total noninterest income	38	42	38	39	39	157	168

NONINTEREST EXPENSE
Compensation and benefits	(45)	(45)	(43)	(48)	(43)	(181)	(184)
Occupancy	(8)	(7)	(7)	(6)	(7)	(28)	(28)
Information systems and technology	(3)	(4)	(4)	(3)	(3)	(14)	(14)
Charges related to asset impairments and severance	—	—	—	—	1	—	(11)
Other	(39)	(34)	(40)	(36)	(39)	(149)	(151)

Total noninterest expense	(95)	(90)	(94)	(93)	(91)	(372)	(388)

INCOME BEFORE TAXES	12	32	39	43	49	126	191
Income tax expense	(6)	(11)	(15)	(16)	(16)	(48)	(70)

NET INCOME	$6	$21	$24	$27	$33	$78	$121

EARNINGS PER SHARE:
Basic and diluted	$0.17	n/a	n/a	n/a	n/a	$2.20	n/a

GUARANTY FINANCIAL GROUP INC.
CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
	(In millions)
ASSETS
Cash and cash equivalents	$277	$197	$286	$208	$372
Restricted cash	107	—	—	—	—
Loans held for sale	16	19	20	23	23
Loans, net of allowance for losses	9,928	9,561	9,470	9,575	9,617
Securities available-for-sale	1,882	1,970	888	502	529
Securities held-to-maturity	3,642	3,851	4,192	4,608	4,853
Investment in Federal Home Loan Bank stock	256	224	211	208	262
Property and equipment, net	233	222	222	224	214
Accounts, notes, and accrued interest receivable	97	107	103	107	104
Goodwill	144	144	141	141	141
Other intangible assets	26	27	23	25	26
Deferred income taxes	72	43	34	29	27
Other assets	116	122	106	91	84

TOTAL ASSETS	$16,796	$16,487	$15,696	$15,741	$16,252

LIABILITIES AND EQUITY
Deposits	$9,375	$9,376	$9,532	$9,494	$9,486
Federal Home Loan Bank borrowings	5,743	5,075	4,582	4,324	5,076
Obligations to settle trade date securities	—	435	—	—	—
Other liabilities	125	141	133	154	127
Other borrowings	101	101	101	141	101
Subordinated notes payable to trust	314	314	314	314	142
Preferred stock issued by subsidiaries	—	—	—	305	305

TOTAL LIABILITIES	15,658	15,442	14,662	14,732	15,237

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share, 25,000,000 shares authorized, none issued	—	—	—	—	—
Common stock, par value $1 per share, 200,000,000 shares authorized, 35,380,385 issued and outstanding	35	35	35	35	35
Additional paid-in capital	902	793	790	788	786
Retained earnings	236	230	209	185	193
Accumulated other comprehensive income (loss)	(35)	(13)	—	1	1

TOTAL STOCKHOLDERS’ EQUITY	1,138	1,045	1,034	1,009	1,015

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,796	$16,487	$15,696	$15,741	$16,252

GUARANTY FINANCIAL GROUP INC.
Selected Ratios and Other Data (unaudited)

	Quarter Ended					For the Year
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2007	2007	2007	2007	2006	2007	2006
	(Dollars in millions except per share data)
For the quarter or year:
Net interest income	$102	$99	$95	$95	$101	$391	$412
(Provision) credit for credit losses	(33)	(19)	—	2	—	(50)	(1)
Net income	6	21	24	27	33	78	121
Net (charge-offs) recoveries	(6)	—	1	8	1	3	(10)

Return on average assets	0.15%	0.53%	0.61%	0.69%	0.81%	0.49%	0.72%
Return on average stockholders’ equity	2.28%	8.06%	9.38%	10.51%	13.20%	7.52%	11.67%
Net interest margin	2.61%	2.66%	2.55%	2.56%	2.61%	2.59%	2.58%

Quarter-end:
Loans, net	$9,928	$9,561	$9,470	$9,575	$9,617
Non-performing assets	179	130	36	36	31
Non-performing assets ratio	1.78%	1.35%	0.38%	0.37%	0.32%
Capital/Equity:
Guaranty Bank tier 1 leverage ratio	7.74%	7.79%	8.07%	7.86%	7.62%
Guaranty Bank tier 1 risk-based ratio	9.63%	9.94%	10.00%	9.97%	9.93%
Guaranty Bank total risk-based capital ratio	10.54%	10.68%	10.61%	10.58%	10.52%
Tangible equity/tangible assets	5.82%	5.36%	5.60%	5.41%	5.27%
Tangible equity per common share	$27.36	n/a	n/a	n/a	n/a
Credit reserves:
Allowance for loan losses	$118	$91	$72	$71	$65
Allowance for loan losses to total loans	1.17%	0.94%	0.75%	0.74%	0.68%
Allowance for loan losses to non-performing loans	71%	75%	248%	257%	253%

Total deposits	$9,375	$9,376	$9,532	$9,494	$9,486
Average interest-bearing deposits	8,609	8,794	8,777	8,631	8,554	8,703	8,504

Total branches	158	159	156	153	153

	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
	(In millions)
Loan portfolio:
Single-family mortgage	$1,672	$1,783	$1,915	$2,131	$2,323
Single-family mortgage warehouse	695	496	583	688	795
Single-family construction	1,510	1,785	1,817	1,768	1,782
Multifamily and senior housing	1,541	1,338	1,270	1,243	1,270

Total residential housing	5,418	5,402	5,585	5,830	6,170
Commercial real estate	1,674	1,647	1,519	1,356	1,227
Commercial and business	1,340	1,158	1,086	1,041	1,012
Energy	1,470	1,316	1,218	1,283	1,117
Consumer and other	144	129	134	136	156

Total loans	10,046	9,652	9,542	9,646	9,682
Less allowance for loan loss	(118)	(91)	(72)	(71)	(65)

Loans, net	$9,928	$9,561	$9,470	$9,575	$9,617